Registration No. 333-

As filed with the Securities and Exchange Commission June 13, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Capital Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2083046
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2275 Research Boulevard, Suite 600
Rockville, Maryland 20850
(Address of Principal Executive Offices) (Zip Code)

Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan
(Full Title of the Plan)

Copies to:
Edward F. Barry	Kevin M. Houlihan, Esq.
Chief Executive Officer	William H. Levay, Esq.
Capital Bancorp, Inc.	Holland & Knight LLP
2275 Research Boulevard, Suite 600	800 17th Street, Suite 1100
Rockville, MD 20850	Washington, DC 20006
(301) 468-8848	(202) 955-3000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	Accelerated filer ☒
Non-accelerated filer	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 520,000 shares (the “Additional Securities”) of common stock, par value $0.01 per share (“Common Stock”), of Capital Bancorp, Inc. (the “Company”) that may be issued pursuant to the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan, as amended and restated (the “2017 Plan”). The Additional Securities were added to the 2017 Plan as a result of the amendment and restatement of the 2017 Plan approved by the Company’s stockholders at the Annual Meeting of Stockholders on May 15, 2025, to increase the number of shares of common stock authorized for issuance under the 2017 Plan by 520,000 shares, from 2,020,000 shares to 2,540,000 shares. The Additional Securities are securities of the same class and relate to the same employee benefit plan as those shares registered on the registration statements on Form S-8 previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 21, 2018 (File No. 333-228524) (the “2018 Registration Statement”), November 9, 2023 (File No. 333-275428) (the “2023 Registration Statement”) and October 1, 2024 (File No. 333-282430) (the “2024 Registration Statement”).

Pursuant to General Instruction E, the Company has filed only a facing page, all required opinions and consents, the signature page, and any information required in this Registration Statement that was not in the 2018 Registration Statement, the 2023 Registration Statement or the 2024 Registration Statement. This Registration Statement hereby incorporates by reference the contents of the 2018 Registration Statement, the 2023 Registration Statement and the 2024 Registration Statement.

PART I.
Item 1. Plan Information.
The information required by Item 1 is included in documents sent or given to participants in the 2017 Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to participants in the 2017 Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II.
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission” or “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement (other than information in a Current Report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Current Report on Form 8-K, exhibits filed on such form that are related to such information):
    (1)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 17, 2025;
    (2)    The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 9, 2025;
    (3)    The Company’s Current Reports on Form 8-K, filed on January 27, 2025 (only with respect to Item 8.01), February 26, 2025, April 28, 2025 (only with respect to Item 8.01), May 9, 2025 and May 20, 2025;
    (4)    The Company’s Definitive Proxy Statement for its 2025 Annual Meeting of Shareholders, filed on April 1, 2025; and
    (5)    The description of the Company’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on March 16, 2020, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.
    EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan As Amended and Restated through May 15, 2025 (incorporated by reference to Appendix A of the Company’s Proxy Statement filed with the SEC on April 1, 2025) (File No. 001-38671)

5.1	Opinion of Holland & Knight LLP with respect to the legality of the securities being registered

23.1	Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)

23.2	Consent of Elliott Davis, PLLC

24.1	Power of Attorney (contained in the signature page hereto)

107	Filing Fee Table

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the

Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 13th day of June, 2025.

CAPITAL BANCORP, INC.
By:	/s/ Edward F. Barry
Edward F. Barry
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Capital Bancorp, Inc. (the “Registrant”) hereby severally constitute and appoint Edward F. Barry and Dominic Canuso, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to do any and all things in our names in the capacities indicated below which said Edward F. Barry or Dominic Canuso may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our name in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Edward F. Barry and Dominic Canuso may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Edward F. Barry	Chief Executive Officer and Director (Principal Executive Officer)	June 13, 2025
Edward F. Barry
/s/ Dominic Canuso	Executive Vice President Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2025
Dominic Canuso
/s/ Jerome R. Bailey	Director	June 13, 2025
Jerome R. Bailey
/s/ Joshua B. Bernstein	Director	June 13, 2025
Joshua B. Bernstein
/s/ C. Scott Brannan	Director	June 13, 2025
C. Scott Brannan
/s/ Scot R. Browning	Director	June 13, 2025
Scot R. Browning
/s/ Fred J. Lewis	Director	June 13, 2025
Fred J. Lewis
/s/ Randall J. Levitt	Director	June 13, 2025
Randall J. Levitt
/s/ Marc McConnell	Director	June 13, 2025
Marc McConnell
/s/ Mary Ann Scully	Director	June 13, 2025
Mary Ann Scully
/s/ Deborah Ratner Salzberg	Director	June 13, 2025
Deborah Ratner Salzberg
/s/ Steven J. Schwartz	Chairman of the Board of Directors	June 13, 2025
Steven J. Schwartz
/s/ James F. Whalen	Director	June 13, 2025
James F. Whalen